UNDERWRITING AGREEMENT

STANWICH ASSET ACCEPTANCE COMPANY, L.L.C.
Carrington Mortgage Loan Trust, Series 2006-RFC1 Asset-Backed Pass-Through Certificates

$326,012,000	Adjustable Rate	Class A-1 Certificates
$136,451,000	Adjustable Rate	Class A-2 Certificates
$89,061,000	Adjustable Rate	Class A-3 Certificates
$41,680,000	Adjustable Rate	Class A-4 Certificates
$30,501,000	Adjustable Rate	Class M-1 Certificates
$28,546,000	Adjustable Rate	Class M-2 Certificates
$16,815,000	Adjustable Rate	Class M-3 Certificates
$15,250,000	Adjustable Rate	Class M-4 Certificates
$14,859,000	Adjustable Rate	Class M-5 Certificates
$12,904,000	Adjustable Rate	Class M-6 Certificates
$12,513,000	Adjustable Rate	Class M-7 Certificates
$10,949,000	Adjustable Rate	Class M-8 Certificates
$7,821,000	Adjustable Rate	Class M-9 Certificates

UNDERWRITING AGREEMENT

May 17, 2006

Bear, Stearns & Co. Inc.
383 Madison Avenue, 11th Floor
New York, NY 10179

Citigroup Global Markets Inc.
309 Greenwich Street, 6th Floor
New York, NY 10013

Northeast Securities, Inc.
100 Wall Street, 8th Floor
New York, NY 10005

Residential Funding Securities Corporation
7501 Wisconsin Avenue, Ste. 900
Bethesda, MD 20814

Ladies and Gentlemen:

Stanwich Asset Acceptance Company, L.L.C., a Delaware limited liability company (the “Company”), proposes to sell to Bear, Stearns & Co. Inc., Citigroup Global Markets Inc., Northeast Securities, Inc. and Residential Funding Securities Corporation (each an “Underwriter” and collectively the “Underwriters”), the respective amounts set forth opposite each Underwriter’s name in Schedule I attached hereto of Carrington Mortgage Loan Trust, Series 2006-RFC1 Asset-Backed Pass-Through Certificates, Class A-1, Class A-2, Class A-3, Class A-4, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates (collectively, the “Certificates” or the “Underwritten Certificates”). The Certificates together with the Class M-10, Class CE, Class P, Class R-I and Class R-II Certificates of the same series, will evidence the entire beneficial interest in the Trust Fund (as defined in the Pooling and Servicing Agreement referred to below), consisting primarily of a pool (the “Pool”) of adjustable-rate and fixed-rate, interest-only, balloon and fully-amortizing, first and second lien, closed-end, subprime mortgage loans (the “Mortgage Loans”) as described in the Prospectus Supplement (as hereinafter defined) to be sold by the Company.

The Certificates will be issued pursuant to a pooling and servicing agreement (the “Pooling and Servicing Agreement”) to be dated as of May 1, 2006 (the “Cut-off Date”) among the Company, as depositor, Homecomings Financial Network, Inc., as servicer, and Wells Fargo Bank, N.A., as trustee (the “Trustee”). The Certificates are described more fully in the Base Prospectus and the Prospectus Supplement (each as hereinafter defined) which the Company has furnished to the Underwriters.

1.    Representations, Warranties and Covenants.

1.1  The Company represents and warrants to, and agrees with each Underwriter that:

(a)  The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement (No. 333-130210) on Form S-3 for the registration under the Securities Act of 1933, as amended (the “Act”), of Mortgage Asset-Backed Pass-Through Certificates (issuable in series), including the Certificates, which registration statement was prepared by the Company in conformity with the Act and has become effective, and a copy of which, as amended to the date hereof, has heretofore been delivered to you. The Company proposes to file with the Commission pursuant to Rule 424(b) under the rules and regulations of the Commission under the Act (the “1933 Act Regulations”) a prospectus supplement dated on or about May 16, 2006 (the “Prospectus Supplement”), to the prospectus dated May 16, 2006 (the “Base Prospectus”), relating to the Certificates and the method of distribution thereof. Such registration statement (No. 333-130210) including exhibits thereto and any information incorporated therein by reference, as amended at the date hereof, is hereinafter called the “Registration Statement”; and the Base Prospectus and the Prospectus Supplement and any information incorporated therein by reference, together with any amendment thereof or supplement thereto authorized by the Company on or prior to the Closing Date (as defined herein) for use in connection with the offering of the Certificates, are hereinafter called the “Prospectus.” Any preliminary form of the Prospectus Supplement to be filed pursuant to Rule 424(b) is referred to as a “Preliminary Prospectus Supplement” and, together with the Base Prospectus, and as amended or supplemented if the Company shall have furnished any amendments or supplements thereto, a “Preliminary Prospectus.”

(b)  The Registration Statement has become effective and remains effective as of the date hereof, and the Registration Statement as of the effective date (the “Effective Date,” as defined in this paragraph), and the Prospectus, as of the date of the Prospectus Supplement, complied in all material respects with the applicable requirements of the Act and the 1933 Act Regulations; and the Registration Statement, as of the Effective Date, did not contain any untrue statement of a material fact and did not omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and each Issuer Free Writing Prospectus (as defined herein) as of its date did not, and the Approved Offering Materials (as defined herein) and the Designated Static Pool Information (as defined herein), taken together, as of the date of the Approved Offering Materials did not and as of the Closing Date will not, and the Prospectus and the Designated Static Pool Information, taken together, as of the date of the Prospectus Supplement, did not, and as of the Closing Date will not, contain an untrue statement of a material fact and did not and will not omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that neither the Company nor Carrington Securities, LP (“Carrington Securities”) makes any representations or warranties as to the information contained in or omitted from the Registration Statement, any Issuer Free Writing Prospectus, the Approved Offering Materials or the Prospectus or any amendment thereof or supplement thereto relating to the information therein that is “Excluded Information” (as defined herein); and provided, further, that neither the Company nor Carrington Securities makes any representations or warranties as to either (i) any information contained in any Underwriter Prepared Issuer FWP (as defined herein), or Underwriter Free Writing Prospectus (as defined herein) except, in each case to the extent of (x) any information set forth therein that constitutes Pool Information (as defined below) or (y) any information accurately extracted from the Preliminary Prospectus Supplement or any Issuer Free Writing Prospectus and included in any Underwriter Prepared Issuer FWP, or (ii) any information contained in or omitted from the portions of the Approved Offering Materials or Prospectus identified by underlining or other highlighting as shown in Exhibit B (the “Underwriter Information”). The Effective Date shall mean the earlier of the date on which the Prospectus Supplement is first used and the time of the first Contract of Sale (as defined herein) to which such Prospectus Supplement relates. The initial effective date of the Registration Statement was within three years of the Closing Date. If the third anniversary of the initial effective date occurs within two years after the Closing Date, the Company will use best efforts to take such action as may be necessary or appropriate to permit the public offering and sale of the Certificates as contemplated hereunder. The Company acknowledges that the Underwriter Information constitutes the only information furnished in writing by the Underwriters or on the Underwriters’ behalf for use in connection with the preparation of the Registration Statement, any Preliminary Prospectus or the Prospectus, and each Underwriter confirms that the Underwriter Information is correct with respect to each of them and the Certificates it underwrites. The Company also agrees that the representations and warranties contained in this clause (b) will be made in favor and for the benefit of Bear, Stearns & Co. Inc. (“Bear”), Citigroup Global Markets Inc. (“Citigroup”), Northeast Securities, Inc. (“Northeast”) and Residential Funding Securities Corporation (together with Bear, Citigroup and Northeast, the “Initial Purchasers”), in connection with the Purchase Agreement dated May 24, 2006 relating to the Class M-10 Certificates, in the event the above-referenced information is used in connection with the offer or sale of the Class M-10 Certificates.

(c)  (i)“ABS Informational and Computational Materials” shall have the meaning given such term in Item 1101 of Regulation AB.

(ii)  “Approved Offering Materials” means the Preliminary Prospectus.

(iii)  “Contract of Sale” has the same meaning as in Rule 159 of the 1933 Act Regulations and all Commission guidance relating to Rule 159.

(iv)  “Designated Static Pool Information” shall mean the static pool information referred to in the Prospectus under the caption “Description of the Mortgage Pool~~—~~Static Pool Information” but deemed to be excluded from the Registration Statement and Prospectus pursuant to Item 1105(d) of Regulation AB.

(v)  “Excluded Information” shall mean, with respect to (x) each of the Registration Statement, the Approved Offering Materials and the Prospectus, the information identified by underlining or other highlighting as shown on Exhibit A, and (y) each Underwriter Prepared Issuer FWP and each Underwriter Free Writing Prospectus, all information contained therein which is restated in, or is corrected and superseded by, the Approved Offering Materials.

(vi)  “Free Writing Prospectus” shall have the meaning given such term in Rules 405 and 433 of the 1933 Act Regulations.

(vii)  “Issuer Free Writing Prospectus” shall mean any Free Writing Prospectus prepared by or on behalf of the Company and identified by the Company as an Issuer Free Writing Prospectus and relating to the Certificates or the offering thereof (for clarity purposes only, the Company identifies the Free Writing Prospectus attached hereto as Exhibit D as the only Issuer Free Writing Prospectus in connection with the Certificates).

(viii)  “Issuer Information” shall mean any information of the type specified in clauses (1) - (5) of footnote 271 of Commission Release No. 33-8591 (Securities Offering Reform), other than Underwriter Derived Information. Consistent with such definition, “Issuer Information” shall not be deemed to include any information in a Free Writing Prospectus solely by reason of the Company’s review of the materials pursuant to Section 4.4(e) below and, consistent with Securities Offering Reform Questions and Answers, November 30, 2005 promulgated by the staff of the Commission, “Issuer Information” shall not be deemed to include any information in a Free Writing Prospectus solely by reason that the Underwriter has agreed not to use such Free Writing Prospectus without consent of the Company.

(ix)  “Permitted Additional Materials” shall mean information that is not ABS Informational and Computational Materials and (x) that are referred to in Section 4.4(c) so long as any Issuer Information provided by the Underwriter pursuant to Section 4.4(c) is limited to information included within the definition of ABS Informational and Computational Materials, (y) that constitute Certificate price, yield, weighted average life, subscription or allocation information, or a trade confirmation, or (z) otherwise with respect to which the Company has provided written consent to the applicable Underwriter to include in a Free Writing Prospectus.

(x)  “Pool Information” means with respect to any Free Writing Prospectus, the information with respect to the characteristics of the Mortgage Loans and administrative and servicing fees, as provided by or on behalf of the Company or Carrington Securities to each applicable Underwriter at the time most recent to the date of such Free Writing Prospectus.

(xi)  “Underwriter Derived Information” shall refer to information of the type described in clause (5) of footnote 271 of Commission Release No. 33-8591 (Securities Offering Reform) when prepared by any Underwriter, including traditional computational and analytical materials prepared by the Underwriter.

(xii)  “Underwriter Free Writing Prospectus” shall mean all Free Writing Prospectuses prepared by or on behalf of any Underwriter other than any Underwriter Prepared Issuer FWP, including any Permitted Additional Materials.

(xiii)  “Underwriter Prepared Issuer FWP” shall mean any Free Writing Prospectus prepared by or on behalf of any Underwriter that contains any Issuer Information, including any Free Writing Prospectus or portion thereof prepared by or on behalf of any Underwriter that contains only a description of the final terms of the Certificates or of the offering of the Certificates.

(xiv)  “Written Communication” shall have the meaning given such term in Rule 405 of the 1933 Act Regulations.

(d)  The Commission has not issued any order preventing or suspending the use of the Prospectus or the effectiveness of the Registration Statement and no proceedings for such purpose are pending or, to the Company’s knowledge, threatened by the Commission. There are no contracts or documents of the Company which are required to be filed as exhibits to the Registration Statement pursuant to the Act or the 1933 Act Regulations which have not been so filed or incorporated by reference therein on or prior to the Effective Date of the Registration Statement other than such documents or materials, if any, as any Underwriter delivers to the Company pursuant to Section 5.4 hereof for filing on Form 8-K. The conditions for use of Form S-3, as set forth in the general instructions thereto, have been satisfied.

(e)  [Reserved].

(f)  The Registration Statement and the Prospectus conform in all material respects to the requirements of the Act and the 1933 Act Regulations.

(g)  The documents incorporated by reference in the Prospectus, when they became effective or were filed with the Commission, as the case may be, conformed in all material respects to the requirements of the Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder and any further documents so filed and incorporated by referenced in the Prospectus in connection with the issuance of the Certificates, when such documents become effective or are filed with the Commission, as the case may be, will conform in all material respects to the requirements of the Act or the Exchange, as applicable, and the rules and regulations of the Commission thereunder.

(h)  The Company has all power and authority necessary to own or hold its properties, to conduct the business in which it is engaged and to enter into and perform its obligations under this Agreement and the Pooling and Servicing Agreement (the “Agreements”) and to cause the Certificates to be issued.

(i)  There are no actions, proceedings or investigations pending with respect to which the Company has received service of process before or, to the best of the Company’s knowledge, threatened by any court, administrative agency or other tribunal to which the Company is a party or of which any of its properties is the subject (a) which if determined adversely to the Company would have a material adverse effect on the business or financial condition of the Company, (b) asserting the invalidity of any of the Agreements or the Certificates, (c) seeking to prevent the issuance of the Certificates or the consummation by the Company or any of the transactions contemplated by any of the Agreements or (d) which might materially and adversely affect the performance by the Company of its obligations under, or the validity or enforceability of any of the Agreements or the Certificates to be issued.

(j)  This Agreement has been, and the other Agreements when executed and delivered as contemplated hereby and thereby will have been, duly authorized, executed and delivered by the Company, and this Agreement constitutes, and the other Agreements when executed and delivered as contemplated herein will constitute, legal, valid and binding instruments enforceable against the Company in accordance with their respective terms, subject as to enforceability to (x) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors’ rights generally, (y) general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), and (z) with respect to rights of indemnity under any of the Agreements, limitations of public policy under applicable securities laws.

(k)  The execution, delivery and performance of the Agreements by the Company and the consummation of the transactions contemplated hereby and thereby, and the issuance and delivery of the Certificates do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company is a party, by which the Company is bound or to which any of the properties or assets of the Company or any of its subsidiaries is subject, which breach or violation would have a material adverse effect on the business, operations or financial condition of the Company or its ability to perform its obligations under any of the Agreements, nor will such actions result in any violation of the provisions of the formation documents of the Company or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its properties or assets, which breach or violation would have a material adverse effect on the business, operations or financial condition of the Company or its ability to perform its obligations under any of the Agreements.

(l)  The direction by the Company to the Trustee to execute, authenticate, issue and deliver the Certificates has been duly authorized by the Company.

(m)  No consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body of the United States is required for the issuance of the Certificates and the sale of the Underwritten Certificates to the Underwriters, or the consummation by the Company of the other transactions contemplated by the Agreements except such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Underwritten Certificates by the Underwriters or as have been obtained.

(n)  At the time of the execution and delivery of the Pooling and Servicing Agreement, the Company will: (i) have equitable title to the interest in the Mortgage Loans conveyed by Carrington Securities, free and clear of any lien, mortgage, pledge, charge, encumbrance, adverse claim or other security interest (collectively, “Liens”) and (ii) not have assigned to any person (other than the Trustee) any of its right, title or interest in the Mortgage Loans.

(o)  Any taxes, fees and other governmental charges in connection with the execution, delivery and issuance of the Agreements and the Certificates have been paid or will be paid at or prior to the Closing Date.

(p)  Since the respective dates as of which information is given in the Prospectus, there has not been any material adverse change in the general affairs, management, financial condition, or results of operations of the Company or Carrington Securities, otherwise than as set forth or contemplated in the Prospectus as supplemented or amended as of the Closing Date.

(q)  The Company has been duly formed and is validly existing as a limited liability company in good standing under the laws of the State of Delaware and has the requisite limited liability company power to own its properties and to conduct its business as presently conducted by it.

(r)  The Company was not, as of any date on or after which a bona fide offer (as used in Rule 164(h)(2) of the 1933 Act Regulations) of the Certificate is made an Ineligible Issuer, as such term is defined in Rule 405 of the 1933 Act Regulations. The Company shall comply with all applicable laws and regulations applicable to the Company in connection with the use of Free Writing Prospectuses, including but not limited to Rules 164 and 433 of the 1933 Act Regulations and all Commission guidance relating to Free Writing Prospectuses, including but not limited to Commission Release No. 33-8591.

(s)  As of the Closing Date (as defined herein) the Certificates will conform in all material respects to the description thereof contained in the Prospectus and the representations and warranties of the Company in the Pooling and Servicing Agreement will be true and correct in all material respects.

1.2  [Reserved].

1.3  Each Underwriter represents and warrants to and agrees with the Company and Carrington Securities that:

(a)  Such Underwriter has no present knowledge or expectation that it will be unable to pay any United States taxes owed by it so long as any of the Certificates remain outstanding.

(b)  Such Underwriter has no present knowledge or expectation that it will become insolvent or subject to a bankruptcy proceeding for so long as any of the Certificates remain outstanding.

(c)  Such Underwriter hereby certifies that with respect to each class of Certificates to be maintained on the book-entry records of The Depository Trust Company (“DTC”), the interest in each such class of Certificates sold to any person on the date of initial sale thereof by such Underwriter will not be less than the minimum denomination indicated for such class of Certificates in the Prospectus Supplement.

(d)  Such Underwriter will have funds available at the Trustee, in such Underwriter’s account at such bank at that time of the closing of the sale of the Certificates is completed, except for the transfer of funds and the delivery of the Certificates. Such funds will be available for immediate transfer into the account of the Company maintained at such bank.

(e)  [Reserved].

(f)  As of the date hereof and as of the Closing Date, such Underwriter has complied with all of its obligations hereunder, and all Underwriter Prepared Issuer FWP and Underwriter Information prepared by such Underwriter are accurate in all material respects (taking into account the assumptions explicitly set forth in such Underwriter Prepared Issuer FWP, except for any Excluded Information and to the extent of (x) any errors therein that are caused by errors or omissions in the Pool Information or (y) information accurately extracted from the Preliminary Prospectus Supplement or any Issuer Free Writing Prospectus and included in any Underwriter Prepared Issuer FWP). The Underwriter Prepared Issuer FWP delivered to the Company, if any, constitutes a complete set of all Underwriter Prepared Issuer FWP furnished by such Underwriter to any investor by such Underwriter in connection with the offering of any Certificates.

2.   Purchase and Sale. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to sell to each Underwriter, and each Underwriter agrees to purchase from the Company, the Certificates set forth opposite its name in Schedule I hereto, at a price equal to 100.000% of the aggregate certificate principal balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates.

3.   Delivery and Payment. Delivery of and payment for the Certificates shall be made at the office of Thacher Proffitt & Wood LLP at 10:00 a.m., New York City time, on May 24, 2006 or such later date as you shall designate, which date and time may be postponed by agreement between you and the Company (such date and time of delivery and payment for the Certificates being herein called the “Closing Date”). Delivery of the Certificates shall be made to you through The Depository Trust Company (“DTC”) against payment by you of the purchase price thereof to or upon the order of the Company by wire transfer in immediately available funds.

4.   Offering by Underwriters.

4.1  It is understood that the Underwriters propose to offer the Certificates for sale to the public as set forth in the Prospectus and each Underwriter agrees that all such offers and sales shall be made in compliance with all applicable laws and regulations. Prior to the date of the first Contract of Sale made based on the Approved Offering Materials, no Underwriter has pledged, sold, disposed of or otherwise transferred any Certificate or any interest in any Certificate.

4.2  It is understood that the Underwriters will solicit offers to purchase the Certificates as follows:

(a)  Prior to the time the Underwriters have received the Approved Offering Materials the Underwriters may, in compliance with the provisions of this Agreement, solicit offers to purchase Certificates; provided, that the Underwriters shall not accept any such offer to purchase a Certificate or any interest in any Certificate or Mortgage Loan or otherwise enter into any Contract of Sale for any Certificate, any interest in any Certificate or any Mortgage Loan prior to its conveyance of Approved Offering Materials to the investor.

(b)  Any Written Communication relating to the Certificates made by an Underwriter in compliance with the terms of this Agreement prior to the time such Underwriter has entered into a Contract of Sale for Certificates with the recipient shall prominently set forth the following statements (or substantially similar statements approved by the Company and as set forth on Exhibit C):

The information in this free writing prospectus, if conveyed prior to the time of your contractual commitment to purchase any of the Certificates, supersedes any information contained in any prior similar materials relating to the Certificates. The information in this free writing prospectus is preliminary, and is subject to completion or change. This free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this free writing prospectus and to solicit an offer to purchase the Certificates, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the Certificates, until we have accepted your offer to purchase Certificates.

The Certificates referred to in these materials are being sold when, as and if issued. The issuer is not obligated to issue such Certificates or any similar security and the underwriter’s obligation to deliver such Certificates is subject to the terms and conditions of the underwriting agreement with the issuer and the availability of such Certificates when, as and if issued by the issuer. You are advised that the terms of the Certificates, and the characteristics of the mortgage loan pool backing them, may change (due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of Certificates may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. You are advised that Certificates may not be issued that have the characteristics described in these materials. The underwriter’s obligation to sell such Certificates to you is conditioned on the mortgage loans and Certificates having the characteristics described in these materials. If for any reason the issuer does not deliver such Certificates, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the Certificates which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

4.3  It is understood that no Underwriter will enter into a Contract of Sale with any investor until the Approved Offering Materials have been conveyed to the investor with respect to the Certificates which are the subject of such Contract of Sale.

4.4  It is understood that each Underwriter may prepare and provide to prospective investors certain Free Writing Prospectuses, subject to the following conditions:

(a)  Unless preceded or accompanied by a prospectus satisfying the requirements of Section 10(a) of the Act, no Underwriter shall convey or deliver any Written Communication to any person in connection with the initial offering of the Certificates, unless such Written Communication (i) is made in reliance on Rule 134 under the Act, (ii) constitutes a prospectus satisfying the requirements of Rule 430B under the Act or (iii) constitutes a Free Writing Prospectus (as defined in Section 1.1(c) above) consisting solely of (x) information of a type included within the definition of ABS Informational and Computational Materials (as defined below), (y) Permitted Additional Materials or (z) information accurately extracted from the Preliminary Prospectus Supplement or any Issuer Free Writing Prospectus and included in any Underwriter Prepared Issuer FWP or any Underwriter Free Writing Prospectus.

(b)  Each Underwriter shall comply with all applicable laws and regulations in connection with the use of Free Writing Prospectuses, including but not limited to Rules 164 and 433 of the 1933 Act Regulations and all Commission guidance relating to Free Writing Prospectuses, including but not limited to Commission Release No. 33-8591.

(c)  It is understood and agreed that all information provided by an Underwriter to or through Bloomberg or Intex or similar entities for use by prospective investors, or imbedded in any CDI file provided to prospective investors, or in any email or other electronic message provided to prospective investors, to the extent constituting a Free Writing Prospectus, shall be deemed for purposes of this Agreement to be an Underwriter Free Writing Prospectus prepared by such Underwriter and shall not be subject to the required consent of the Company set forth in the third sentence in Section 4.4(e). In connection therewith, such Underwriter agrees that it shall not provide any information constituting Issuer Information through the foregoing media unless (i) such information or substantially similar information is contained either in an Issuer Free Writing Prospectus or in an Underwriter Prepared Issuer FWP in compliance with Section 4.4(e) or (ii) to the extent such information consists of the terms of the Certificates, the final version of the terms of the Certificates or substantially similar information is contained either in an Issuer Free Writing Prospectus or in an Underwriter Prepared Issuer FWP in compliance with Section 4.4(e).

(d)  All Free Writing Prospectuses provided to prospective investors, whether or not filed with the Commission, shall bear a legend including the following statement (or a substantially similar statement approved by the Company and as set forth on Exhibit C):

“THE DEPOSITOR HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SECURITIES AND EXCHANGE COMMISSION (THE SEC) FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE DEPOSITOR HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE DEPOSITOR AND THE OFFERING. YOU MAY GET THESE DOCUMENTS AT NO CHARGE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE DEPOSITOR, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS AT NO CHARGE IF YOU REQUEST IT BY CALLING TOLL-FREE 1-8[XX-XXX-XXXX] OR VIA EMAIL AT _________.”

Each of the Underwriters and the Company shall have the right to request additional specific legends or notations to appear on any Free Writing Prospectus and shall have the right to require changes regarding the use of terminology and the right to determine the types of information appearing therein with the approval of the Underwriters or the Company, as applicable (which shall not be unreasonably withheld).

(e)  Each Underwriter shall deliver to the Company and its counsel (in such format as reasonably required by the Company), prior to the proposed date of first use thereof (unless such timing requirement is waived by the Company), any Underwriter Prepared Issuer FWP (as defined above). To facilitate filing to the extent required by Section 5.11 or 5.12, as applicable, all Underwriter Derived Information shall be set forth in a document separate from any Underwriter Prepared Issuer FWP including Issuer Information. Consent to use of any Underwriter Prepared Issuer FWP must be given by the Company in written or electronic format before an Underwriter provides the Underwriter Prepared Issuer FWP to investors pursuant to the terms of this Agreement. Notwithstanding the foregoing, each Underwriter shall not be required to deliver or obtain consent to use an Underwriter Prepared Issuer FWP to the extent that it does not contain substantive changes from or additions to any Underwriter Prepared Issuer FWP previously approved by the Company. In the event that an Underwriter uses any Underwriter Prepared Issuer FWP without complying with the foregoing requirements, that Underwriter Prepared Issuer FWP shall be deemed to be an Underwriter Free Writing Prospectus for purposes of Section 7.1 and 7.2.

(f)  Each Underwriter shall provide the Company with a letter from Deloitte & Touche LLP, certified public accountants, prior to the Closing Date, satisfactory in form and substance to the Company, Carrington Securities and their respective counsels and the Underwriter, to the effect that such accountants have performed certain specified procedures, all of which have been agreed to by the Company and the Underwriter, as a result of which they determined that certain information of an accounting, financial or statistical nature that is included in any Underwriter Prepared Issuer FWP prepared by that Underwriter, other than any Pool Information therein and any information accurately extracted from the Preliminary Prospectus Supplement or any Issuer Free Writing Prospectus and included in such Underwriter Prepared Issuer FWP, is accurate except as to such matters that are not deemed by the Company and the Underwriter to be material. The foregoing letter shall be at the expense of the applicable Underwriter.

(g)  None of the information in any Free Writing Prospectus may conflict with the information then contained in the Registration Statement or any prospectus or prospectus supplement that is a part thereof.

(h)  The Company shall not be obligated to file any Issuer Free Writing Prospectuses that have been determined to contain any material error or omission unless such Issuer Free Writing Prospectus has been provided to a prospective investor, in which case, such Underwriter shall cooperate with the Company to prepare a corrective Issuer Free Writing Prospectus that such Underwriter will provide to any such prospective investor and the Company shall file to the extent required herein. In the event that an Underwriter becomes aware that, as of the date on which an investor entered into a Contract of Sale, any Free Writing Prospectus prepared by or on behalf of such Underwriter and delivered to such investor contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading (such Free Writing Prospectus, a “Defective Free Writing Prospectus”), such Underwriter shall notify the Company thereof as soon as practical but in any event within one business day after discovery.

(i)  If an Underwriter does not provide any Free Writing Prospectuses to the Company pursuant to subsection (e) above, such Underwriter shall be deemed to have represented, as of the Closing Date, that it did not provide any prospective investors with any information in written or electronic form in connection with the offering of the Certificates that would constitute an Underwriter Prepared Issuer FWP.

(j)  In the event of any delay in the delivery by an Underwriter to the Company of any Underwriter Prepared Issuer FWP required to be delivered in accordance with subsection (e) above, or in the delivery of the accountant’s comfort letter in respect thereof pursuant to subsection (f) above, the Company shall have the right to delay the release of the Prospectus to investors or to the Underwriters, to delay the Closing Date and to take other appropriate actions in each case as necessary in order to allow the Company to comply with its agreement set forth in Section 5.11 to file such Underwriter Prepared Issuer FWP by the time specified therein.

(k)  Each Underwriter represents that it has in place, and covenants that it shall maintain, internal controls and procedures which it reasonably believes to be sufficient to ensure full compliance with all applicable legal requirements of the 1933 Act Regulations with respect to the generation and use of Free Writing Prospectuses in connection with the offering of the Certificates. In addition, each Underwriter shall, for a period of at least three years after the date hereof, maintain written and/or electronic records of the following:

(i)  any Free Writing Prospectus used by such Underwriter to solicit offers to purchase Certificates to the extent not filed with the Commission;

(ii)  regarding each Free Writing Prospectus delivered by such Underwriter to an investor, the date of such delivery and identity of such investor; and

(iii)  regarding each Contract of Sale entered into by such Underwriter, the date, identity of the investor and the terms of such Contract of Sale, as set forth in the related confirmation of trade.

(l)  Each Underwriter covenants with the Company that after the final Prospectus is available such Underwriter shall not distribute any written information concerning the Certificates to a prospective investor unless such information is preceded or accompanied by the final Prospectus. It is understood and agreed that the use of written information in accordance with the preceding sentence is not a Free Writing Prospectus and is not otherwise restricted or governed in any way by this Agreement.

(m)  No Underwriter shall use any Free Writing Prospectus in connection with the solicitation of offers to purchase Certificates from any prospective investor in a class of Certificates with denominations of less than $100,000 or otherwise designated as a “retail” class of Certificates, and no Underwriter shall authorize any such use of any Free Writing Prospectus by any dealer that purchases any such Certificates from such Underwriter

(n)  Prior to the Closing Date, the Underwriters covenant to notify the Company and Carrington Securities, LP of (x) the date on which the Prospectus Supplement is first used and (y) the time of the first Contract of Sale to which such Prospectus Supplement relates.

4.5  [Reserved].

4.6  Each Underwriter agrees that (i) if the Prospectus is not delivered with the confirmation in reliance on Rule 172, it will include in every confirmation sent out by such Underwriter the notice required by Rule 173 informing the investor that the sale was made pursuant to the Registration Statement and that the investor may request a copy of the Prospectus from such Underwriter; (ii) if a paper copy of the Prospectus is requested by a person who receives a confirmation, such Underwriter shall deliver a printed or paper copy of such Prospectus; and (iii) if an electronic copy of the Prospectus is delivered by an Underwriter for any purpose, such copy shall be the same electronic file containing the Prospectus in the identical form transmitted electronically to such Underwriter by or on behalf of the Company specifically for use by such Underwriter pursuant to this Section 4.6; for example, if the Prospectus is delivered to an Underwriter by or on behalf of the Company in a single electronic file in pdf format, then such Underwriter will deliver the electronic copy of the Prospectus in the same single electronic file in pdf format. Each Underwriter further agrees that (i) if it delivers to an investor the Prospectus in pdf format, upon such Underwriter’s receipt of a request from the investor within the period for which delivery of the Prospectus is required, such Underwriter will promptly deliver or cause to be delivered to the investor, without charge, a paper copy of the Prospectus and (ii) it will provide to the Company any Underwriter Prepared Issuer FWP, or portions thereof, which the Company is required to file with the Commission in electronic format and will use reasonable efforts to provide to the Company such Underwriter Prepared Issuer FWP, or portions thereof, in either Microsoft Word® or Microsoft Excel® format and not in pdf format, except to the extent that the Company, in its sole discretion, waives such requirements.

5.    Agreements. The Company and each Underwriter agree as follows:

5.1  Before amending or supplementing the Registration Statement or the Prospectus with respect to the Certificates, the Company will furnish you with a copy of each such proposed amendment or supplement.

5.2  The Company will cause the Preliminary Prospectus and Prospectus Supplement to be transmitted to the Commission for filing pursuant to Rule 424(b) under the Act by means reasonably calculated to result in filing with the Commission pursuant to said rule.

5.3  If, during the period after the first date of the public offering of the Certificates in which a prospectus relating to the Certificates is required to be delivered under the Act, any event occurs as a result of which it is necessary to amend or supplement the Prospectus, as then amended or supplemented, in order to make the statements therein, in the light of the circumstances when the Prospectus is delivered to a purchaser, not misleading, or if it shall be necessary to amend or supplement the Prospectus to comply with the Act or the 1933 Act Regulations, the Company promptly will prepare and furnish, at its own expense, to you, either amendments or supplements to the Prospectus so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances when the Prospectus is delivered to a purchaser, be misleading or so that the Prospectus will comply with law.

5.4  If the Company or an Underwriter determines or becomes aware that any Written Communication (including without limitation any Approved Offering Materials) or oral statement (when considered in conjunction with all information conveyed at the time of Contract of Sale) made or prepared by the Company or such Underwriter contains an untrue statement of material fact or omits to state a material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading at the time that a Contract of Sale was entered into, either the Company or such Underwriter may prepare corrective information, with notice to the other party and such Underwriter shall deliver such information in a manner reasonably acceptable to both parties, to any person with whom a Contract of Sale was entered into based on such written communication or oral statement, and such information shall provide any such person with the following:

(a)  Adequate disclosure of the contractual arrangement;

(b)  Adequate disclosure of the person’s rights under the existing Contract of Sale at the time termination is sought;

(c)  Adequate disclosure of the new information that is necessary to correct the misstatements or omissions in the information given at the time of the original Contract of Sale; and

(d)  A meaningful ability to elect to terminate or not terminate the prior Contract of Sale and to elect to enter into or not enter into a new Contract of Sale.

Any costs incurred to the investor in connection with any such termination or reformation shall be subject to Sections 7.1 and 7.2, as applicable.

5.5  In connection with any transaction by this Agreement, the Company and each of their affiliates maintain customary arm’s-length business relationships with each Underwriter and each of their respective affiliates, and no fiduciary duty on the part of the Underwriters or any of their respective affiliates is thereby or hereby intended or created, and the express disclaimer of any such fiduciary relationship on the part of the Underwriters and each of their respective affiliates is hereby acknowledged and accepted by the Company and each of its affiliates.

5.6  The Company will furnish to the Underwriters, without charge, a copy of the Registration Statement (including exhibits thereto) and, so long as delivery of a prospectus by an underwriter or dealer may be required by the Act, as many copies of the Prospectus, any documents incorporated by reference therein and any amendments and supplements thereto as the Underwriters may reasonably request; provided, however, that if the Prospectus is not delivered with the confirmation in reliance on Rule 172 by an Underwriter, such Underwriter will provide the notice specified in Section 4.6 in every confirmation and will deliver a paper copy of the prospectus to those investors that request a paper copy thereof.

5.7  The Company agrees, so long as the Certificates shall be outstanding, or until such time as the Underwriters shall cease to maintain a secondary market in the Certificates, whichever first occurs, to deliver to the Underwriters the annual statement as to compliance delivered to the Trustee pursuant to Section 3.20 of the Pooling and Servicing Agreement and the annual statement of a firm of independent public accountants furnished to the Trustee pursuant to Section 3.21 of the Pooling and Servicing Agreement, as soon as such statements are furnished to the Company.

5.8  The Company will endeavor to arrange for the qualification of the Certificates for sale under the laws of such jurisdictions as you may reasonably designate and will maintain such qualification in effect so long as required for the initial distribution of the Certificates; provided, however, that the Company shall not be required to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to general or unlimited service of process in any jurisdiction where it is not now so subject.

5.9  If the transactions contemplated by this Agreement are consummated, the Company or Carrington Securities will pay or cause to be paid all expenses incident to the performance of the obligations of the Company or Carrington Securities under this Agreement, and will reimburse you for any reasonable expenses (including reasonable fees and disbursements of counsel) reasonably incurred by you in connection with qualification of the Certificates for sale and determination of their eligibility for investment under the laws of such jurisdictions as you have reasonably requested pursuant to Section 5.8 above and the printing of memoranda relating thereto, for any fees charged by investment rating agencies for the rating of the Certificates, and for expenses incurred in distributing the Prospectus (including any amendments and supplements thereto) to the Underwriters. Except as herein provided, you shall be responsible for paying all costs and expenses incurred by you, including the fees and disbursements of your counsel, in connection with the purchase and sale of the Certificates.

5.10  If, during the period after the Closing Date in which a prospectus relating to the Certificates is required to be delivered under the Act, the Company receives notice that a stop order suspending the effectiveness of the Registration Statement or preventing the offer and sale of the Certificates is in effect, the Company will advise you of the issuance of such stop order.

5.11  The Company shall file any Issuer Free Writing Prospectus, and (any Underwriter Prepared Issuer FWP provided to it by an Underwriter under Section 4.4) not later than the date of first use thereof, except that:

(a)  any Issuer Free Writing Prospectus or Underwriter Prepared Issuer FWP or portion thereof otherwise required to be filed that contains only (1) a description of the final terms of the Certificates may be filed by the Company within two days of the later of the date such final terms have been established for all classes of Certificates and the date of first use, and (2) a description of the terms of the Certificates that does not reflect the final terms after they have been established for all classes of all Certificates is not required to be filed; and

(b)  if the Issuer Free Writing Prospectus or Underwriter Prepared Issuer FWP includes only information of a type included in the definition of ABS Informational and Computational Materials, the Company shall file the same within the later of two business days after such Underwriter first provides this information to investors and the date upon which the Company is required to file the Prospectus Supplement with the Commission pursuant to Rule 424(b)(3) of the Act.

provided further, that prior to the filing of any Underwriter Prepared Issuer FWP by the Company, the Underwriters must comply with their obligations pursuant to Section 4.4 and that the Company shall not be required to file any Free Writing Prospectus prepared by such Underwriter to the extent such Free Writing Prospectus includes information in a Free Writing Prospectus, Preliminary Prospectus or Prospectus previously filed with the Commission or that does not contain substantive changes from or additions to a Free Writing Prospectus previously filed with the Commission.

5.12  Each Underwriter shall file any Underwriter Free Writing Prospectus that has been distributed by such Underwriter in a manner reasonably designed to lead to its broad, unrestricted dissemination within the later of two business days after such Underwriter first provides this information to investors and the date upon which the Company is required to file the Prospectus Supplement with the Commission pursuant to Rule 424(b)(3) of the Act or otherwise as required under Rule 433 of the Act; provided, however, that such Underwriter shall not be required to file any Underwriter Free Writing Prospectus to the extent such Underwriter Free Writing Prospectus includes information in a Free Writing Prospectus, Preliminary Prospectus or Prospectus previously filed with the Commission or that does not contain substantive changes from or additions to a Free Writing Prospectus previously filed with the Commission.

5.13  The Company acknowledges and agrees that each Underwriter is acting solely in the capacity of an arm's length contractual counterparty to the Company with respect to the offering of Securities contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person. Additionally, no Underwriter is advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Underwriters shall have no responsibility or liability to the Company with respect thereto. Any review by the Underwriters of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Underwriters and shall not be on behalf of the Company.

6.    Conditions to the Obligations of the Underwriters. The Underwriters’ obligation to purchase the Certificates shall be subject to the following conditions:

6.1  No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for that purpose shall be pending or, to the knowledge of the Company, threatened by the Commission; and the Prospectus Supplement shall have been filed or transmitted for filing by means reasonably calculated to result in a filing with the Commission pursuant to Rule 424(b) under the Act.

6.2  Since March 1, 2006, there shall have been no material adverse change (not in the ordinary course of business) in the condition of the Company or Carrington Securities.

6.3  The Company shall have delivered to you a certificate, dated the Closing Date, of the President or a Vice President of the Company to the effect that the signer of such certificate has examined this Agreement, the Approved Offering Materials, the Prospectus, the Pooling and Servicing Agreement and various other closing documents, and that, to the best of his or her knowledge after reasonable investigation:

(a)  the representations and warranties of the Company in this Agreement are true and correct in all material respects; and

(b)  the Company has, in all material respects, complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date.

6.4  You shall have received a negative assurance letter regarding the Preliminary Prospectus and Prospectus from Thacher Proffitt & Wood LLP, special counsel for the Company and Carrington Securities.

6.5  You shall have received the opinions of Thacher Proffitt & Wood LLP, special counsel for the Company and Carrington Securities, dated the Closing Date in form and substance satisfactory to the Underwriters.

6.6  You shall have received from Mayer, Brown, Rowe & Maw LLP, counsel for the Underwriters, an opinion dated the Closing Date in form and substance satisfactory to the Underwriters.

6.7  You shall have received from Deloitte & Touche LLP, certified public accountants, (a) a letter dated the date hereof and satisfactory in form and substance to the Underwriters and your counsel, to the effect that they have performed certain specified procedures, all of which have been agreed to by you, as a result of which they determined that certain information of an accounting, financial or statistical nature set forth in the Prospectus Supplement under the captions “Description of the Mortgage Pool,” “Pooling and Servicing Agreement,” “Description of the Certificates” and “Yield and Prepayment Considerations” agrees with the records of the Company and Carrington Securities excluding any questions of legal interpretation and (b) the letter prepared pursuant to Section 4.4(f) hereof.

6.8  The Class A-1, Class A-2, Class A-3 and Class A-4 Certificates shall have each been rated “AAA” by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“Standard & Poor’s”), “Aaa” by Moody’s Investors Service, Inc. (“Moody’s”) and “AAA” by Fitch Ratings (“Fitch”). The Class M-1 Certificates shall have been rated “AA+” by Standard & Poor’s, “Aa1” by Moody’s and “AA+” by Fitch . The Class M-2 Certificates shall have been rated “AA+” by Standard & Poor’s, “Aa2” by Moody’s and “AA+” by Fitch. The Class M-3 Certificates shall have been rated “AA” by Standard & Poor’s, “Aa3” by Moody’s and “AA” by Fitch. The Class M-4 Certificates shall have been rated “AA” by Standard & Poor’s, “A1” by Moody’s and “AA” by Fitch. The Class M-5 Certificates shall have been rated “AA-” by Standard & Poor’s, “A2” by Moody’s and “AA-” by Fitch. The Class M-6 Certificates shall have been rated “A+” by Standard & Poor’s, “A3” by Moody’s and “A+” by Fitch. The Class M-7 Certificates shall have been rated “A” by Standard & Poor’s, “Baa1” by Moody’s and “A-” by Fitch. The Class M-8 Certificates shall have been rated “A” by Standard & Poor’s, “Baa2” by Moody’s and “BBB+” by Fitch. The Class M-9 Certificates shall have been rated “BBB+” by Standard & Poor’s, “Baa3” by Moody’s and “BBB+” by Fitch.

6.9  You shall have received the opinion of Nixon Peabody LLP, counsel to the Trustee, dated the Closing Date in form and substance satisfactory to the Underwriters.

6.10  [Reserved].

6.11  You shall have received from Thacher Proffitt & Wood LLP, special counsel to the Company, reliance letters with respect to any opinions delivered to Standard & Poor’s, Moody’s and Fitch.

6.12  The Company and Carrington Securities shall have furnished you with such other certificates of its officers or others and such other documents or opinions as you or your counsel may reasonably request.

6.13  Subsequent to the execution and delivery of this Agreement and prior to the Closing Date none of the following shall have occurred: (i) trading in securities generally on the New York Stock Exchange, the American Stock Exchange or the over-the-counter market shall have been suspended or minimum prices shall have been established on either of such exchanges or such market by the Commission, by such exchange or by any other regulatory body or governmental authority having jurisdiction; (ii) a banking moratorium shall have been declared by Federal or New York state authorities; (iii) the United States shall have become engaged in material hostilities, there shall have been an escalation of such hostilities involving the United States or there shall have been a declaration of war by the United States; (iv) a material disruption in settlement or clearing operations shall occur; or (v) there shall have occurred such a material adverse change in general economic, political or financial conditions (or the effect of international conditions on the financial markets of the United States shall be such) which is material and adverse, and in the case of any of the events specified in clauses (i) through (v), either individually or together with any other such event makes it in the judgment of the Underwriters, impractical to market the Certificates.

The Company will furnish you with conformed copies of the above opinions, certificates, letters and documents as you reasonably request.

7.    Indemnification and Contribution.

7.1  The Company and Carrington Securities, jointly and severally, agree to indemnify and hold harmless each Underwriter and each person, if any, who controls any Underwriter within the meaning of either Section 15 of the Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from and against any and all losses, claims, damages and liabilities (i) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Certificates as originally filed or in any amendment thereof or other filing incorporated by reference therein, or in the Approved Offering Materials or the Prospectus and Designated Static Pool Information, taken together, or incorporated by reference in the Approved Offering Materials or the Prospectus (if used within the period set forth in Section 5.3 hereof and as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (ii) caused by any untrue statement or alleged untrue statement of a material fact contained in any Issuer Free Writing Prospectus, or any omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (iii) caused by any untrue statement of a material fact or alleged untrue statement of a material fact contained in (x) any Underwriter Prepared Issuer FWP or any Underwriter Free Writing Prospectus or any omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, that in either case was caused by any error or omission in any Pool Information or (y) any information accurately extracted from the Preliminary Prospectus Supplement or any Issuer Free Writing Prospectus and included in any Underwriter Prepared Issuer FWP or Underwriter Free Writing Prospectus, except insofar as such losses, claims, damages, or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon any information with respect to which an Underwriter has agreed to indemnify the Company pursuant to clause (i) of Section 7.2; provided, however, that none of the Company or Carrington Securities will be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein relating to the Excluded Information. The Company and Carrington Securities also agree that the indemnities contained in this Section 7.1 and the provisions of Sections 7.3, 7.4, 7.5 and 7.6 relating to such indemnities will apply in favor of the Initial Purchasers and each person, if any, who controls any Initial Purchaser within the meaning of Section 15 of the Act or Section 20 of the Exchange Act in the event the above-referenced information is used in connection with the offer or sale of the Class M-10 Certificates.

7.2  Each Underwriter severally agrees to indemnify and hold harmless the Company, Carrington Securities, their respective directors or officers and any person controlling the Company or Carrington Securities within the meaning of either Section 15 of the Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities (i) caused by any untrue statement or alleged untrue statement of material fact contained in the Underwriter Information as it relates to such Underwriter, or any omission or alleged omission to state therein any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) caused by any untrue statement or alleged untrue statement of material fact contained in any Underwriter Free Writing Prospectus prepared by such Underwriter (except for any information accurately extracted from the Preliminary Prospectus Supplement or any Issuer Free Writing Prospectus and included in such Underwriter Free Writing Prospectus), or any omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (iii) caused by any untrue statement or alleged untrue statement of material fact contained in any Underwriter Prepared Issuer FWP prepared by such Underwriter (except for any information accurately extracted from the Preliminary Prospectus Supplement or any Issuer Free Writing Prospectus and included in such Underwriter Prepared Issuer FWP), or any omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (iv) caused by any Underwriter Prepared Issuer FWP for which the conditions set forth in Section 4.4(e) above are not satisfied with respect to the prior consent by the Company, and (v) resulting from such Underwriter’s failure to comply with Section 4.3 or failure to file any Underwriter Free Writing Prospectus prepared by such Underwriter required to be filed in accordance with Section 5.12; provided, however, that the indemnification set forth in clauses (ii) and (iii) of this Section 7.2 shall not apply to the extent of any error or omission in any Underwriter Prepared Issuer FWP or any Underwriter Free Writing Prospectus prepared by such Underwriter that was caused by any error or omission in any Pool Information unless such Underwriter has failed to comply with Section 4.3 and such error was corrected in the Approved Offering Materials; provided, further, that none of the Company, Carrington Securities or any Underwriter will be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein relating to the Excluded Information. In addition, each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Company, Carrington Securities, their respective directors or officers and any person controlling the Company or Carrington Securities against any and all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) caused by, resulting from, relating to, or based upon any legend regarding original issue discount on any Certificate resulting from incorrect information provided by such Underwriter in the certificates described in Section 4.3 hereof.

7.3  In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to either Section 7.1 or Section 7.2, such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the reasonable fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm for all such indemnified parties. Such firm shall be designated in writing by you, in the case of parties indemnified pursuant to Section 7.1, and by the Company or Carrington Securities, in the case of parties indemnified pursuant to Section 7.2. The indemnifying party may, at its option, at any time upon written notice to the indemnified party, assume the defense of any proceeding and may designate counsel reasonably satisfactory to the indemnified party in connection therewith provided that the counsel so designated would have no actual or potential conflict of interest in connection with such representation. Unless it shall assume the defense of any proceeding the indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. If the indemnifying party assumes the defense of any proceeding, it shall be entitled to settle such proceeding with the consent of the indemnified party or, if such settlement provides for release of the indemnified party in connection with all matters relating to the proceeding which have been asserted against the indemnified party in such proceeding by the other parties to such settlement, without the consent of the indemnified party.

7.4  If the indemnification provided for in this Section 7 is unavailable to an indemnified party under Section 7.1 or Section 7.2 hereof or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect not only the relative benefits received by the Company and Carrington Securities on the one hand and the Underwriters on the other from the offering of the Certificates but also the relative fault of the Company or Carrington Securities on the one hand and the related Underwriter on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company and Carrington Securities on the one hand and of the related Underwriter on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by such Underwriter, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The relative benefits received by the Company and Carrington Securities on the one hand and of the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Underwriters. Notwithstanding the provisions of this Section 7.4, no Underwriter shall be required to contribute any amount in excess of underwriting discounts and commissions received by such Underwriter.

7.5  The Company, Carrington Securities and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the considerations referred to in Section 7.4, above. The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in this Section 7 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim except where the indemnified party is required to bear such expenses pursuant to Section 7.4; which expenses the indemnifying party shall pay as and when incurred, at the request of the indemnified party, to the extent that the indemnifying party believes that it will be ultimately obligated to pay such expenses. The Underwriters’ obligations in this Section 7 to contribute are several in proportion to their respective underwriting obligations and not joint. In the event that any expenses so paid by the indemnifying party are subsequently determined to not be required to be borne by the indemnifying party hereunder, the party which received such payment shall promptly refund the amount so paid to the party which made such payment. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

7.6  The indemnity and contribution agreements contained in this Section 7 and the representations and warranties of the Company and Carrington Securities in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by the Underwriters or on behalf of the Underwriters or any person controlling any Underwriter or by or on behalf of the Company or Carrington Securities and their respective directors or officers or any person controlling the Company or Carrington Securities and (iii) acceptance of and payment for any of the Certificates.

8.    Obligations of Carrington Securities. Carrington Securities agrees with the Underwriters, for the sole and exclusive benefit of the Underwriters, each Underwriter’s officers and directors and each person controlling an Underwriter within the meaning of the Act, and not for the benefit of any assignee thereof or any other person or persons dealing with any Underwriter as follows: in consideration of and as an inducement to their agreement to purchase the Underwritten Certificates from the Company, to indemnify and hold harmless each Underwriter against any failure by the Company to perform its obligations to the Underwriters hereunder, including, without limitation, any failure by the Company to honor any obligation to the Underwriters pursuant to Sections 7 and 11 (with respect to the survival of indemnities) hereof. In the case of any claim against Carrington Securities by an Underwriter, any officer or director of an Underwriter or any person controlling an Underwriter, it shall not be necessary for such claimant to first pursue any remedy from or exhaust any procedures against the Company.

9.    Default by One or More of the Underwriters. If one or more of the Underwriters participating in the public offering of the Certificates shall fail on the Closing Date to purchase the Certificates which it is (or they are) obligated to purchase hereunder (the “Defaulted Certificates”), then such of the non-defaulting Underwriters shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other underwriters, to purchase all, but not less than all, of the Defaulted Certificates in such amounts as may be agreed upon and upon the terms herein set forth. If, however, the Underwriters have not completed such arrangements within such 24-hour period, then:

(a)  if the aggregate principal amount of Defaulted Certificates does not exceed 10% of the aggregate principal amount of the Certificates to be purchased pursuant to this Agreement, the non-defaulting Underwriters named in this Agreement shall be obligated to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all such non-defaulting Underwriters, or

(b)  if the aggregate principal amount of Defaulted Certificates exceeds 10% of the aggregate principal amount of the Certificates to be purchased pursuant to this Agreement, this Agreement shall terminate, without any liability on the part of any non-defaulting Underwriters.

No action taken pursuant to this Section 9 shall relieve any defaulting Underwriter from any liability with respect to any default of such Underwriter under this Agreement.

In the event of a default by any Underwriters as set forth in this Section 9, either the Underwriters or the Depositor shall have the right to postpone the Closing Date for a period not exceeding five (5) Business Days in order that any required changes in the Registration Statement or Prospectus or in any other documents or arrangements may be effected.

10.    Termination. This Agreement shall be subject to termination by notice given to the Company and Carrington Securities, if the sale of the Certificates provided for herein is not consummated because of any failure or refusal on the part of the Company or Carrington Securities to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company or Carrington Securities shall be unable to perform their respective obligations under this Agreement. If the Underwriters terminate this Agreement in accordance with this Section 10, the Company or Carrington Securities will reimburse the Underwriters for all reasonable out-of-pocket expenses (including reasonable fees and disbursements of counsel) that shall have been reasonably incurred by the Underwriters in connection with the proposed purchase and sale of the Certificates.

11.    Certain Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Company, Carrington Securities or the officers of any of the Company, Carrington Securities, and each Underwriter set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by any Underwriter or on its behalf or made by or on behalf of any other Underwriter, the Company or Carrington Securities or any of their respective officers, directors or controlling persons, and will survive delivery of and payment for the Certificates.

12.    Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Underwriters will be mailed, delivered or telegraphed and confirmed to Bear, Stearns & Co. Inc., 383 Madison Avenue, 11th Floor, New York, NY 10179, Attention: Sally Kawana, or if sent to the Company, will be mailed, delivered or telegraphed, and confirmed to it at Stanwich Asset Acceptance Company, L.L.C., Seven Greenwich Office Park, 599 West Putnam Avenue, Greenwich, Connecticut 06830, Attention: President; or, if sent to Carrington Securities will be mailed, delivered or telegraphed and confirmed to it at Carrington Securities, LP, Seven Greenwich Office Park, 599 West Putnam Avenue, Greenwich, Connecticut 06830, Attention: Bruce M. Rose.

13.    Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 7 hereof, and their successors and assigns, and no other person will have any right or obligation hereunder.

14.    Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

15.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, which taken together shall constitute one and the same instrument.

16.    Third-Party Beneficiary. The Initial Purchasers shall be express third-party beneficiaries of Sections 1 and 7 of this Agreement.

[SIGNATURES BEGIN ON FOLLOWING PAGE.]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Company, Carrington Securities and the Underwriters.

Very truly yours,

STANWICH ASSET ACCEPTANCE COMPANY, L.L.C.

By:	/s/ Bruce M. Rose
Name: Bruce M. Rose
Title: President

CARRINGTON SECURITIES, LP

By:	/s/ Bruce M. Rose
Name: Bruce M. Rose
Title: President

The foregoing Underwriting Agreement
is hereby confirmed and accepted as of
the date first above written.

BEAR, STEARNS & CO. INC.
as an Underwriter
By:	/s/ Matthew Perkins

Name: Matthew Perkins Title: Senior Managing Director

CITIGROUP GLOBAL MARKETS INC.
as an Underwriter
By:	/s/ Philip Seares

Name: Philip Seares Title: Executive Vice President

NORTHEAST SECURITIES, INC.
as an Underwriter
By:	/s/ Fred Sager

Name: Fred Sager Title: Syndicate Manager

RESIDENTIAL FUNDING SECURITIES CORPORATION
as an Underwriter
By:	/s/ Dennis J. Crosson

Name: Dennis J. Crosson Title: Director

SCHEDULE I

Underwriter	Principal Amount of Class A-1 Certificates
Bear, Stearns & Co. Inc.	$272,283,050
Citigroup Global Markets Inc.	$16,016,650
Northeast Securities, Inc.	$16,016,650
Residential Funding Securities Corporation	$16,016,650
Total	$320,333,000

Underwriter	Principal Amount of Class A-2 Certificates
Bear, Stearns & Co. Inc.	$113,962,900
Citigroup Global Markets Inc.	$6,703,700
Northeast Securities, Inc.	$6,703,700
Residential Funding Securities Corporation	$6,703,700
Total	$134,074,000

Underwriter	Principal Amount of Class A-3 Certificates
Bear, Stearns & Co. Inc.	$74,382,650
Citigroup Global Markets Inc.	$4,375,450
Northeast Securities, Inc.	$4,375,450
Residential Funding Securities Corporation	$4,375,450
Total	$87,509,000

Underwriter	Principal Amount of Class A-4 Certificates
Bear, Stearns & Co. Inc.	$34,810,900
Citigroup Global Markets Inc.	$2,047,700
Northeast Securities, Inc.	$2,047,700
Residential Funding Securities Corporation	$2,047,700
Total	$40,954,000

Underwriter	Principal Amount of Class M-1 Certificates
Bear, Stearns & Co. Inc.	$25,474,500
Citigroup Global Markets Inc.	$1,498,500
Northeast Securities, Inc.	$1,498,500
Residential Funding Securities Corporation	$1,498,500
Total	$29,970,000

Underwriter	Principal Amount of Class M-2 Certificates
Bear, Stearns & Co. Inc.	$23,840,800
Citigroup Global Markets Inc.	$1,402,400
Northeast Securities, Inc.	$1,402,400
Residential Funding Securities Corporation	$1,402,400
Total	$28,048,000

Underwriter	Principal Amount of Class M-3 Certificates
Bear, Stearns & Co. Inc.	$14,043,700
Citigroup Global Markets Inc.	$826,100
Northeast Securities, Inc.	$826,100
Residential Funding Securities Corporation	$826,100
Total	$16,522,000

Underwriter	Principal Amount of Class M-4 Certificates
Bear, Stearns & Co. Inc.	$12,737,250
Citigroup Global Markets Inc.	$749,250
Northeast Securities, Inc.	$749,250
Residential Funding Securities Corporation	$749,250
Total	$14,985,000

Underwriter	Principal Amount of Class M-5 Certificates
Bear, Stearns & Co. Inc.	$12,410,850
Citigroup Global Markets Inc.	$730,050
Northeast Securities, Inc.	$730,050
Residential Funding Securities Corporation	$730,050
Total	$14,601,000

Underwriter	Principal Amount of Class M-6 Certificates
Bear, Stearns & Co. Inc.	$10,777,150
Citigroup Global Markets Inc.	$633,950
Northeast Securities, Inc.	$633,950
Residential Funding Securities Corporation	$633,950
Total	$12,679,000

Underwriter	Principal Amount of Class M-7 Certificates
Bear, Stearns & Co. Inc.	$10,450,750
Citigroup Global Markets Inc.	$614,750
Northeast Securities, Inc.	$614,750
Residential Funding Securities Corporation	$614,750
Total	$12,295,000

Underwriter	Principal Amount of Class M-8 Certificates
Bear, Stearns & Co. Inc.	$9,144,300
Citigroup Global Markets Inc.	$537,900
Northeast Securities, Inc.	$537,900
Residential Funding Securities Corporation	$537,900
Total	$10,758,000

Underwriter	Principal Amount of Class M-9 Certificates
Bear, Stearns & Co. Inc.	$6,532,250
Citigroup Global Markets Inc.	$384,250
Northeast Securities, Inc.	$384,250
Residential Funding Securities Corporation	$384,250
Total	$7,685,000

EXHIBIT A

EXCLUDED INFORMATION

Available upon request

EXHIBIT B

UNDERWRITER INFORMATION

Available upon request

EXHIBIT C

COMPUTATIONAL MATERIALS LEGEND

Available upon request

EXHIBIT D

ISSUER FREE WRITING PROSPECTUS

Available upon request